                                                                     EXHIBIT 5

                              Bingham McCutchen LLP
                               150 Federal Street
                           Boston, Massachusetts 02110
                                tel: 617-951-8000
                                fax: 617-951-8736

May 27, 2005

Access Pharmaceuticals, Inc.
2600 Stemmons Freeway, Suite 176
Dallas, TX  75207

      RE: REGISTRATION STATEMENT ON FORM S-1 UNDER THE SECURITIES ACT OF 1933

Dear Ladies and Gentlemen:

      We have acted as counsel to Access Pharmaceuticals, Inc., a Delaware corporation (the "Company"), in connection with the registration under the Securities Act of 1933, as amended, on Form S-1, of 7,649,823 shares of the Company's Common Stock, $0.01 par value per share ("Common Stock"), consisting of (i) 6,741,573 shares of Common Stock (the "Standby Equity Distribution Shares") issuable under a Standby Equity Distribution Agreement (the "Standby Equity Distribution Agreement"), dated as of March 30, 2005, between the Company and Cornell Capital Partners, LP, (ii) 146,500 shares of Common Stock issued to Cornell Capital Partners, LP as a commitment fee under the Standby Equity Distribution Agreement (the "Commitment Fee Shares"), (iii) 50,000 shares of Common Stock issuable to Cornell Capital Partners, LP as a commitment fee (the "Additional Commitment Fee Shares"), (iv) 658,250 shares of Common Stock (the "Debenture Shares") underlying the Company's 7% Secured Convertible Debentures (the "Debentures"), (v) 50,000 shares of Common Stock (the "Holder Shares") issued to the holders of the Debentures, and (vi) 3,500 shares of Common Stock (the "Placement Agent Shares", and collectively with the Standby Equity Distribution Agreement Shares, the Commitment Fee Shares, the Additional Commitment Fee Shares, the Debenture Shares, and the Holder Shares, the "Shares")) issued to Newbridge Securities Corporation as a placement agent fee.

      As such counsel, we have reviewed certain corporate proceedings of the Company with respect to the authorization of the issuance of the Shares. We have also examined and relied upon originals or copies of such corporate records, instruments, agreements or other documents of the Company, and certificates of officers of the Company as to certain factual matters, and have made such investigation of law and have discussed with officers and representatives of the Company such questions of fact, as we have deemed necessary or appropriate as a basis for the opinions hereinafter expressed. In our examination, we have assumed the genuineness of all signatures, the conformity to the originals of all documents reviewed by us as copies, the authenticity and completeness of all original documents reviewed by us in original or copy form and the legal competence of each individual executing any document.

      For purposes of this opinion, we have made such examination of law as we have deemed necessary. This opinion is limited solely to the Delaware General Corporation Law, as applied by courts located in Delaware, and the applicable provisions of the Delaware Constitution and the reported judicial decisions interpreting those laws, and we express no opinion as to the laws of any other jurisdiction.

      Based upon and subject to the foregoing, we are of the opinion that the Commitment Fee Shares, the Holder Shares and the Placement Agent Shares have been duly authorized and are validly issued, fully paid and non-assessable, and that the Standby Equity Distribution Shares, the Additional Commitment Fee Shares, and the Debenture Shares have been duly authorized and, when and if issued pursuant to the terms of the Standby Equity Distribution Agreement or upon the conversion of the Debentures, as applicable, will be validly issued, fully paid and non-assessable.

      We consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to the Registration Statement and the reference to us under the heading "Legal Matters" in the related prospectus.

                                            Very truly yours,

                                            /s/ Bingham McCutchen LLP
                                            -------------------------
                                            BINGHAM McCUTCHEN LLP